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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

Contacts: Keith Hall              Brian Regan              Deborah Roth
          (704) 944-8580          (704) 944-8531           (704) 944-8571
          khall@lendingtree.com   bregan@lendingtree.com   droth@lendingtree.com


                       LENDINGTREE ANNOUNCES $5.9 MILLION
                         COMMON STOCK PRIVATE PLACEMENT


CHARLOTTE, N.C., APRIL 16, 2002 - LendingTree(R), Inc. (NASDAQ: TREE), the leading online lending exchange and technology provider, today announced that it completed the sale of a total of 500,000 newly-issued shares of common stock to a group of three institutional investors in a private placement for gross proceeds of $5.9 million. The shares were priced at $11.88 per share on April 11, 2002, and the transaction closed on April 16, 2002.

LendingTree intends to use the proceeds from this private placement for general corporate purposes, including the cash payment of quarterly dividends to the holders of its Series A Preferred Stock. The cash payment of dividends should reduce the Company's dividend expense in future quarters.

The shares of common stock have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. LendingTree has agreed to file a registration statement covering resales of the common stock by investors. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT LENDINGTREE, INC.

Founded in 1996, LendingTree (NASDAQ: TREE) is the leading online lending Exchange that connects consumers, Lenders, and related service providers. The LendingTree Exchange is made up of more than 140 banks, lenders, and brokers (Lenders) and has facilitated nearly $18 billion in closed loans since inception. Millions of consumers have accessed the LendingTree Exchange though the Company's site at www.lendingtree.com and through online and offline partners. Loans available via the LendingTree Exchange include home mortgage, home equity, automobile, personal, debt consolidation, and credit cards. LendingTree is the No. 1 brand in the online lending market for consumers, with 59 percent national awareness. The LendingTree Lend-X technology has been cited as "the platform of choice"(1) for online lending and has been adopted by industry leaders to power their online lending initiatives. The LendingTree RealtyServices offering connects consumers to a nationwide network of approximately 7,000 real estate professionals. The Company's services and products are specifically designed to empower


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consumers, Lenders, and related service providers throughout the lending process, on and offline, delivering convenience, choice, and excellent value.

   (1) Resuscitating Mortgage Lending. Forrester Research, March 2001


This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements include statements regarding our anticipated use of proceeds from the private placement and projected future expenses. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness of lending institutions to offer their products over the Internet; further changes in the Company's relationships with existing lenders, companies, and/or strategic partners; the Company's ability to attract and integrate new lending companies and strategic partners; implementation of competing Internet strategies by existing and potential lending participants; implementation and acceptance of new product or service offerings, consumer lending industry regulation; competition in all aspects of the Company's business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.


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